UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    May 31, 2016 (May 31, 2016)
KIMBALL INTERNATIONAL, INC.
________________________________________________________________________________________________________
(Exact name of registrant as specified in its charter)

Indiana	0-3279	35-0514506
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

1600 Royal Street, Jasper, Indiana	47549-1001
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code   (812) 482-1600

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
Kimball International, Inc. and its subsidiaries National Office Furniture and Kimball Office (collectively the “Company”), have held one or more Federal Supply Schedule contracts (“Contracts”) with the General Services Administration (“GSA”) under which products and related services have been sold to the U.S. Government (“Government”) since 1997. Prior to 2011, Kimball Office and National Office Furniture operated under a single contract held by Kimball International. In 2011, National Office Furniture obtained its own separate contract with the GSA. The Contracts include provisions requiring a contractor to submit plans and provide reports of purchasing information for subcontracts with small businesses and various subcategories of small business concerns, such as women-owned, minority-owned, and veteran-owned businesses.

In March 2016, in connection with a renewal of one of the Contracts, the Company became aware of noncompliance and inaccuracies in its subcontractor reporting. Accordingly, the Company retained outside legal counsel to assist in conducting an internal review of its reporting practices pursuant to the Contracts (“Internal Review”). The Company self-reported the matter to the GSA, and on May 27, 2016, submitted the results of the Internal Review with the GSA, which concluded that: 1) an employee responsible for reporting obligations under one of the Contracts provided data he believed to be inaccurate regarding purchases made from small businesses and various subcategories of small business concerns in the required reports submitted to the GSA from 2006 through 2010; and 2) a separate employee failed to file required small business reports with the GSA from 2012 through 2014.

As a result of the Company’s submittal of its Internal Review to the GSA, the Government may conduct its own investigation of these matters. The Company intends to cooperate fully with any Government inquiry. While Kimball International cannot reasonably predict the outcome of a Government investigation at this time, the Government could decide to impose fines or penalties upon the Company; suspend one or both of the companies for a period of up to 12 months; and/or, although less likely in the view of the Company and its legal counsel, exclude one or both of the companies from future Government contracting for up to three years.

The Company believes this matter does not impact Kimball International’s previously reported historical financial statements. While the Company is not able to reasonably estimate the future financial impact, if any, of the possible sanctions at this time, any of them could, if imposed, have a material adverse impact on the Company’s future financial position, results of operations or cash flows. The timing of the Government’s review and determination of any outcome of these matters is uncertain and, therefore, it is unclear as to when and to what extent, if any, the Company’s previously issued earnings guidance might be impacted. The Company has incurred, and will continue to incur, legal and related costs in connection with its Internal Review and the Government’s response to this matter. During the 12-month period ended March 31, 2016, net sales related to the Contracts were approximately 8.8% of total Kimball International sales, with one contract accounting for approximately 4.8% of total Kimball International sales and the other contract accounting for approximately 4.0% of Kimball International sales.

As a result of its Internal Review, the Company is taking steps to ensure future compliance with the reporting requirements for all government contracts and is implementing additional controls and procedures. The Company has separated from employment two employees who were responsible for reporting to the GSA the required small business information under the Contracts for the years in question and were directly involved with the reporting issues.

This document contains certain statements that are considered forward-looking under the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding potential action that may be taken against the Company and statements regarding the future performance of business of Kimball International. Forward-looking statements may be identified by the use of words such as “could,” “expects,” “estimates,” “forecasts,” “anticipates” and similar expressions. Such statements are subject to risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, but are not limited to, investigation by the U.S. Government, loss of future government sales, and potential impacts on customer and supplier relationships. It is not possible to foresee or identify all factors that could cause actual results to differ from expected or historical results. These forward-looking statements should not be construed as a guarantee that such results or events will, in fact, occur or be realized, and readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Kimball International makes no commitment to update these forward-looking statements for events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required in current and quarterly periodic reports filed with the SEC or otherwise by law. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Kimball International are contained in its Form 10-K filing for the fiscal year ended June 30, 2015 and other filings with the Securities and Exchange Commission.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMBALL INTERNATIONAL, INC.

By:	/s/ Michelle R. Schroeder
MICHELLE R. SCHROEDER Vice President, Chief Financial Officer

Date: May 31, 2016